Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265460

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 14, 2022

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 9, 2022)

500,000 shares

Consensus Cloud Solutions, Inc.

Common Stock

The selling stockholder identified in this prospectus supplement is offering 500,000 shares of our common stock. We are not selling any shares of common stock under this prospectus supplement and the accompanying prospectus, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

All 500,000 shares of our common stock that are being offered and sold in this offering are currently held by Ziff Davis, Inc. (“Ziff Davis”). We are registering such shares under the terms of a stockholder and registration rights agreement between us and Ziff Davis. In connection with this offering, Ziff Davis will exchange up to 500,000 shares of our common stock for certain indebtedness of Ziff Davis held by Citicorp North America, Inc. (“CNAI”), which we refer to, in such role, as the “debt-for-equity exchange party,” pursuant to a debt-for-equity exchange agreement to be entered into following the date of this prospectus supplement. The debt-for-equity exchange party, as the selling stockholder in this offering, will then offer those shares of our common stock in this offering. The selling stockholder, and not Ziff Davis or us, will receive the proceeds from the sale of the shares in this offering. However, as a result of exchanging the shares of our common stock with the selling stockholder prior to this offering, Ziff Davis may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes. We refer to this exchange between Ziff Davis and the selling stockholder as the “debt-for-equity exchange.” The debt-for-equity exchange will occur on the settlement date of this offering immediately prior to, and its consummation is a condition to, the settlement of the selling stockholder’s sale of the shares to the underwriter. As a result, the consummation of the debt-for-equity exchange is also ultimately a condition to the settlement of the underwriter’s sale of the shares to prospective investors.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “CCSI.” On September 13, 2022, the closing price of our common stock as reported on Nasdaq was $47.85 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling stockholder, before expenses	$	$

(1)	See “Underwriting (Conflict of Interest)” for additional information regarding underwriting compensation.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter is offering the shares of our common stock as set forth under “Underwriting (Conflict of Interest).” Delivery of the shares of our common stock will be made on or about                    , 2022.

Book-Running Manager

Citigroup

Prospectus Supplement dated            , 2022.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or to which we have referred you. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. None of Consensus, the selling stockholder or the underwriter have authorized anyone to provide you with information different from, or inconsistent with, the information contained in this prospectus supplement and the accompanying prospectus. None of Consensus, the selling stockholder or the underwriter are making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement is a part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholder may from time to time sell shares of our common stock covered by this prospectus supplement and the accompany prospectus. Additionally, under the shelf process, in certain circumstances, we may provide an additional prospectus supplement that will contain certain specific information about the terms of a particular offering by the selling stockholder. We may also provide an additional prospectus supplement to add information to, or update or change information contained in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus, together with any other applicable prospectus supplement (including the prospectus supplement filed on September 14, 2022 attaching our Quarterly Report on Form 10-Q for the period ending June 30, 2022 and the Current Report on Form 8-K filed on June 21, 2022) and the information incorporated by reference before deciding to invest in shares of our common stock. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus supplement, the words “Consensus” “we,” “us,” “our” or the “Company” refer to Consensus Cloud Solutions, Inc., and the term “securities” refers to shares of our common stock.

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INDUSTRY AND MARKET DATA

The market data and certain other statistical information included or incorporated by reference into this prospectus supplement includes industry data and forecasts that are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” included or incorporated by reference into this prospectus supplement. These and other factors could cause results to differ materially from those expressed in these publications.

TRADEMARKS, TRADENAMES AND SERVICE MARKS

Consensus owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Consensus holds several internet domain names, including eFax®, SFax®, SRFax, MyFax®, and eFax Corporate™, among others. Each trademark, trade name or service mark of any other company included or incorporated by reference into this prospectus supplement is, to our knowledge, owned by such other company.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and other written or oral statements that we make from time to time contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. You should read this prospectus supplement, the accompanying prospectus, as well as our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 (the “First Quarter 2022 Form 10-Q”) and June 30, 2022 (the “Second Quarter 2022 Form 10-Q” and together with the First Quarter 2022 Form 10-Q, the “2022 Form 10-Qs”), which are each incorporated by reference herein, completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein are qualified by these cautionary statements. In particular, information included in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus under headings such as “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Any forward-looking statement speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some factors that could cause actual results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, our ability and intention to:

•

Sustain growth or profitability, particularly in light of an uncertain U.S. or worldwide economy and the related impact on customer acquisition and retention rates, customer usage levels and credit and debit card payment declines;

•	Maintain and increase our customer base and average revenue per user;

•

Generate sufficient cash flow to make interest and debt payments and reinvest in our business, and pursue desired activities and businesses plans while satisfying restrictive covenants relating to debt obligations;

•	Acquire businesses on acceptable terms and successfully integrate and realize anticipated synergies from such acquisitions;

•

Continue to expand our Cloud Fax business and operations internationally in the wake of numerous risks, including adverse currency fluctuations, difficulty in staffing and managing international operations, higher operating costs as a percentage of revenues or the implementation of adverse regulations;

•

Maintain our financial position, operating results and cash flows in the event that we incur new or unanticipated costs or tax liabilities, including those relating to federal and state income tax and indirect taxes, such as sales, value-added and telecommunication taxes;

•	Accurately estimate the assumptions underlying our effective worldwide tax rate;

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•

Manage certain risks inherent to our business, such as costs associated with fraudulent activity, system failure or network security breach; effectively maintain and manage our billing systems; allocate time and resources required to manage our legal proceedings; or adhere to our internal controls and procedures;

•	Compete with other similar providers with regard to price, service and functionality;

•	Cost-effectively procure, retain and deploy large quantities of fax numbers in desired locations in the United States and abroad;

•	Achieve business and financial objectives in light of burdensome domestic and international telecommunications, Internet or other regulations including data privacy, security and retention;

•	Successfully manage our growth, including but not limited to our operational and personnel-related resources, and integration of newly acquired businesses;

•	Successfully adapt to technological changes and diversify services and related revenues at acceptable levels of financial return;

•

Successfully develop and protect our intellectual property, both domestically and internationally, including our brands, patents, trademarks and domain names, and avoid infringing upon the proprietary rights of others; and

•	Recruit and retain key personnel.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find Additional Information” herein and in the accompanying prospectus and “Incorporation of Certain Information by Reference” in the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in the accompanying prospectus and in the documents incorporated by reference herein, including the 2021 Form 10-K and the 2022 Form 10-Qs.

Company Overview

We are a provider of secure information delivery services with a scalable Software-as-a-Service (“SaaS”) platform. We serve more than one million customers of all sizes, from enterprises to individuals, across over 50 countries and multiple industry verticals including healthcare, financial services, law and education. Beginning as an online fax company over two decades ago, we have evolved into a leading global provider of enterprise secure communication solutions. Our communication and digital signature solutions enable our customers to securely and cooperatively access, exchange and use information across organizational, regional and national boundaries. Our mission is to democratize secure information interchange across technologies and industries, and solve the healthcare interoperability challenge. All of our revenue is recurring in nature and is generated either via fixed subscription plans or usage-based contracts.

Over the past decade, Consensus has progressively shifted focus towards larger commercial customers (Corporate). As enterprise data communication shifted toward digitization and cloud-based solutions, Consensus entered industry verticals such as legal, compliance, insurance, and healthcare. Our Corporate business has grown from $149 million of revenue in 2020 to approximately $170 million of revenue in 2021, representing a 13.9% annual growth rate. We currently serve approximately 46,000 Corporate customers, generally small/medium businesses or large enterprises, to whom sales are made through direct interaction with a sales person and involve specific pricing, multiple line subscriptions, API connections and/or commercial grade security.

We currently serve over one million small office/home office (“SoHo”) online fax customers, generally consumers and SoHo users, who acquire a pre-defined subscription through an e-commerce website without direct interaction with a sales person. Our SoHo brands include jSign®, eFax®, MyFax®, Sfax®, Metrofax®, and SRfax®.

In 2020, we launched the Consensus Unite healthcare interoperability platform, a comprehensive workflow collaboration and data exchange solutions suite. Healthcare represents our largest industry vertical and has information, secure communication, management and interoperability needs. It is a key market for the company, comprising over half of our Corporate revenue and approximately two-thirds of new sales for that stream of revenue. The healthcare sector is undergoing a large-scale digitization effort, with the objective to streamline workflows, increase efficiency for operators, and increase transparency for patients. We believe our leadership in digital fax and our deep experience in the healthcare industry positions Consensus well to help healthcare providers accomplish their broader digitization and interoperability objectives.

The Problem: Healthcare Communication and Workflow Challenges

The healthcare sector faces significant communication and workflow challenges that present operational, reputational, financial and strategic risks to the wide variety of participants in the ecosystem. For example,

•

The healthcare ecosystem is highly fragmented and currently relies on highly critical information processed through different systems with inconsistent definitions across more than 500,000 industry participants including hospitals, diagnostic and clinical labs, pharmacies, home health agencies, physician practices, insurance companies, state and federal government agencies, among others;

•	The use of multiple communication protocols that are incompatible and lack interoperability creates significant complexity and inefficiency;

•	The absence of a standard routing framework creates unreliable messaging sourcing and delivery resulting in critical messages not reaching their destinations in a timely or verifiable manner; and

•

The prevalence of point solutions creates the need to utilize multiple vendors that offer custom developed software that is expensive to maintain and requires numerous user interfaces with limited connectivity and unreliable service

The Consensus Solution

Our products and services are a component of the secure information transmission market, which is part of the broader public cloud services market, for which demand for cloud services is expected to accelerate in the future. Fax remains one of the most ubiquitous ways to transmit documents securely. The use of fax is particularly high in industries subject to data protection laws such as the Health Insurance Portability and Accountability Act (“HIPAA”), as fax offers safety of transmission and nearly universal legal acceptance. Cloud adoption has grown quickly in secure transmission, taking share from on-premises solutions over the past decade. Consensus is a natural hub for these secure connections for several reasons, including:

•

Our position as a leading provider of digital cloud fax technology offers an important advantage in leveraging longstanding relationships in the fragmented healthcare ecosystem, proving the reliability of our service, demonstrating the security of our system and our commitment to high service levels;

•

An integrated product set offering customers the ability to access every widely used and HIPAA compliant communication protocol that best suits their needs from a single platform which ensures successful communication and connectivity throughout the continuum of care;

•	A secure, scalable cloud architecture that streamlines clinical workflows and enables rapid product deployment as new technologies emerge without the need for customized, installed software;

•	A comprehensive approach to security, process automation and transformation tools eliminates many of the risks associated with point solution vendors; and

•	Significant scale produces meaningful cost advantages

The Opportunity

New offerings are being introduced to address market demand for effective interoperability solutions. These solutions are capable of integrating with existing healthcare IT infrastructure to facilitate communication between providers, safely storing and analyzing data, and increasing patient access to critical health and financial information. Healthcare interoperability is a nascent industry with a total addressable market currently estimated to be over $8 billion globally (excluding the total addressable market for online fax) and is expected to grow at a rapid pace in the future according to The Analyst Syndicate. The estimated total addressable market for our business of $11 billion by 2023 as estimated by us exceeds the estimated addressable market for healthcare interoperability of over $8 billion because our online fax solutions, with an estimated market size of over $2 billion according to Maia Research, serve multiple industries not just healthcare.

Our Strategy

Our strategy focuses on generating attractive organic growth, achieving solid margins and free cash flow generation, pursuing value-accretive acquisitions and delivering high value to our shareholders. The principal components of our growth strategy include:

•

Continuing to grow our digital cloud fax and enterprise secure information exchange business; leveraging our existing relationships to penetrate and access larger market opportunities by solving key healthcare interoperability challenges with our existing products and new ones under development:

•	Allow senders and receivers to work with multiple protocols with access from a single source

•	Transform messages so that they can be rendered in a format that is most suitable for the receiver and their workflow

•	Provide a central hub that has existing and verified end-to-end connections across the health ecosystem with a synchronized dictionary

•	Complementing organic growth investments with targeted acquisitions to accelerate our growth; and

•	Positioning our business for sustained growth through continued focus on profitability and cash flow generation

————————————————

On October 7, 2021, Ziff Davis, Inc. (then known as J2 Global, Inc.) completed its previously announced plans to separate into two leading publicly traded companies: one addressing healthcare interoperability and comprising the Cloud Fax business, which is doing business as Consensus Cloud Solutions, Inc., and one that is continuing Ziff Davis’ strategy of building a leading internet platform focused on key verticals, including technology & gaming, shopping, health, cybersecurity and martech, which is doing business as Ziff Davis. We refer to the transactions that resulted in the separation of Consensus and Ziff Davis into two separate publicly traded companies as the “separation and distribution.”

The Underwriting and Debt-for-Equity Exchange

In connection with this offering, Ziff Davis expects to exchange up to 500,000 shares of our common stock for $             million in aggregate principal amount of indebtedness of Ziff Davis held by CNAI, as the debt-for-equity exchange party, pursuant to a debt-for-equity exchange agreement to be entered into following the date of this prospectus supplement. CNAI, as the selling stockholder in this offering, will then offer those shares of our common stock in this offering to one institutional investor. The selling stockholder, and not Ziff Davis or us, will receive the proceeds from the sale of the shares in this offering. However, as a result of exchanging the shares of our common stock with the selling stockholder prior to this offering, Ziff Davis may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes. The debt-for-equity exchange will occur on the settlement date of this offering immediately prior to, and its consummation is a condition to, the settlement of the selling stockholder’s sale of the shares to the underwriter. As a result, the consummation of the debt-for-equity exchange is also ultimately a condition to the settlement of the underwriter’s sale of the shares to prospective investors.

The indebtedness of Ziff Davis exchanged by the debt-for-equity exchange party will consist of certain term loans of Ziff Davis in the aggregate principal amount of $             million. The amount of indebtedness of Ziff Davis held by the debt-for-equity exchange party is expected to be sufficient to acquire all of the shares of our common stock to be sold by the selling stockholder in this offering. Upon completion of the debt-for-equity exchange, the Ziff Davis indebtedness exchanged in such debt-for-equity exchange will be retired. We do not guarantee or have any other obligations in respect of the Ziff Davis indebtedness.

Upon completion of the debt-for-equity exchange, it is expected that Ziff Davis will own 1,160,607 shares of our common stock.

THE OFFERING

Common stock offered by the selling stockholder	500,000 shares.

Common stock held by Ziff Davis immediately after the debt-for-equity exchange	1,160,607 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock in this offering. All of the net proceeds from this offering will be received by the selling stockholder. The selling stockholder is expected to acquire the common stock being sold in this offering from Ziff Davis in exchange for certain outstanding indebtedness of Ziff Davis prior to the settlement of this offering. Ziff Davis has informed us that, subsequent to the completion of the debt-for-equity exchange, the Ziff Davis indebtedness exchanged in such debt-for-equity exchange will be canceled. See “Underwriting (Conflict of Interest) — The Debt-for-Equity Exchange” and “Use of Proceeds.”

Underwriter	Citigroup Global Markets Inc. (“Citigroup”)

Selling stockholder	Prior to the settlement of this offering, pursuant to a debt-for-equity exchange agreement to be entered into following the date of this prospectus supplement, Ziff Davis will exchange all of the shares of our common stock being sold in this offering for certain outstanding indebtedness of Ziff Davis then owned by the selling stockholder. The selling stockholder is offering to sell shares for cash pursuant to this offering. No new shares of our common stock will be issued in this offering. As a result of this debt-for-equity exchange, Ziff Davis may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes.

Conflict of interest	Because CNAI, an affiliate of Citigroup, will receive 5% or more of the net proceeds of this offering as the selling stockholder, the debt-for-equity exchange party is deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” beginning on page 4 of the accompanying prospectus, as well as the risk factors and other information contained in our 2021 Form 10-K and our 2022 Form 10-Qs, which are each incorporated by reference into this prospectus supplement.

Listing	Our common stock is listed on Nasdaq under the symbol “CCSI”.

Unless we indicate otherwise, all information in this prospectus supplement is based on 19,827,836 shares of our common stock outstanding as of September 12, 2022, and excludes (i) 2,880,695 shares of common stock reserved for issuance under the Company’s 2021 Equity Incentive Plan and (ii) 973,773 shares of common stock available for purchase under the Company’s 2021 Employee Stock Purchase Plan.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents the summary consolidated financial statements of Consensus Cloud Solutions, Inc. The Consolidated Statements of Income data and the Consolidated Statements of Cash Flows data for each of the years ended December 31, 2020 and 2021 and the Consolidated Balance Sheet data as of December 31, 2020 and 2021 set forth below are derived from the audited consolidated financial statements of Consensus Cloud Solutions incorporated by reference into this prospectus supplement. We derived the summary Consolidated Statement of Income data and Consolidated Statements of Cash Flows data for the six-month periods ended June 30, 2021 and 2022 and the Consolidated Balance Sheet Data as of June 30, 2022 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. The consolidated financial statements of Consensus for periods prior to the completion of the separation are those of J2 Cloud Services, which were derived from the consolidated financial statements of Ziff Davis on a carve-out basis using the historical assets, liabilities, and results of operations attributable to the legal entities and business units which comprised historical J2 Cloud Services.

The summary financial data should be read in conjunction with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Consensus and the accompanying notes incorporated by reference in this prospectus supplement.

	For the year ended December 31,		For the six months ended June 30,
			(unaudited)
	2020	2021	2021	2022
	(In thousands)
Consolidated Statements of Income:
Revenues	$331,168	$352,664	$174,462	$184,088
Income from operations	$196,675	$175,136	$103,381	$79,839
Net income	$152,913	$109,001	$74,878	$40,979

	As of December 31,		As of June 30,
			(unaudited)
	2020	2021	2022
	(In thousands)
Consolidated Balance Sheets:
Total assets	$1,491,420	$562,812	$604,020
Long-term debt	—	$792,040	$792,916
Total liabilities	$368,878	$895,477	$903,237

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully all of the risks described in the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus, as well as the risk factors and other information contained in our 2021 Form 10-K and our 2022 Form 10-Qs, which are each incorporated by reference into this prospectus supplement, before making a decision to invest in our common stock. See “Where You Can Find Additional Information” below.

USE OF PROCEEDS

We will not issue any new shares of our common stock and will not receive any proceeds from the sale of the common stock in this offering. All of the net proceeds from this offering will be received by the selling stockholder. Prior to the settlement of this offering, the selling stockholder is expected to acquire the common stock being sold in this offering from Ziff Davis in exchange for certain outstanding indebtedness of Ziff Davis owned by the selling stockholder at such time. See “Underwriting (Conflict of Interest).”

This offering is being conducted in accordance with the applicable provisions of FINRA Rule 5121. The underwriter, Citigroup, has a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C) because it or its affiliates will receive 5% or more of the net proceeds of this offering. As such, Citigroup will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists. See “Underwriting (Conflicts of Interest)—Conflicts of Interest and Relationships.”

SELLING STOCKHOLDER

Except as otherwise indicated, the following table provides information with respect to the beneficial ownership of our common stock, as of September 12, 2022, by Ziff Davis, which as of such date is a beneficial owner of more than 5% of the Company’s outstanding common stock and which may be deemed to be a selling stockholder in this offering, solely for U.S. federal securities law purposes, as a result of the debt-for-equity exchange with the selling stockholder. The percentages in the table below are based on 19,827,836 shares of common stock outstanding as of September 12, 2022.

The selling stockholder, CNAI, is offering all of the shares of common stock being sold in this offering. Pursuant to the debt-for-equity exchange agreement to be entered into between Ziff Davis and the selling stockholder following the date of this prospectus supplement, Ziff Davis will exchange the shares of common stock to be sold in this offering with the selling stockholder for certain outstanding indebtedness of Ziff Davis then owned by the selling stockholder. The selling stockholder is offering to sell the shares to the underwriter for cash and the underwriter will then sell the shares in this offering to the public. The debt-for-equity exchange between Ziff Davis and the selling stockholder will occur prior to the settlement of this offering and its consummation is a condition to such settlement. As a result, the consummation of the debt-for-equity exchange is also ultimately a condition to the settlement of the underwriter’s sale of the shares to prospective investors.

After giving effect to the debt-for-equity exchange, CNAI will own approximately 2.5% of the shares of our common stock acquired from Ziff Davis in the debt-for-equity exchange, all of which shares are offered to be sold by the selling stockholder in this offering. See “Underwriting (Conflict of Interest) — The Debt-for-Equity Exchange.”

Name of Beneficial Owner	Number of Shares of our Common Stock Beneficially Owned Prior to the Transactions Contemplated by this Prospectus Supplement	Percentage of our Common Stock Outstanding	Number of Shares of Our Common Stock Beneficially Owned After the Transactions Contemplated by this Prospectus Supplement	Percentage of our Common Stock Outstanding
Ziff Davis, Inc.	1,660,607	8.4%	1,160,607	5.9%

The address of Ziff Davis, Inc. is 114 5th Avenue, New York, New York 10011. For information regarding certain material relationships between the selling stockholder and the Company, see “Certain Relationships and Related Person Transactions” incorporated by reference from our 2022 proxy statement into our 2022 Form 10-K incorporated by reference into this prospectus supplement.

UNDERWRITING (CONFLICT OF INTEREST)

The selling stockholder identified in this prospectus supplement is offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through one underwriter. Citigroup Global Markets Inc. is acting as the underwriter. We, Ziff Davis and the selling stockholder have entered into an underwriting agreement with the underwriter.

Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriter for cash, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Citigroup Global Markets Inc.	500,000

The underwriter proposes to offer the common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling stockholder per share of common stock. The underwriting discounts and commissions are $        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter.

Per Share	$
Total	$

(1)	The selling stockholder is expected to acquire the total number of shares being sold in this offering from Ziff Davis pursuant to a debt-for-equity exchange.

The pricing with respect to the debt-for-equity exchange will (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component. See “—The Debt-for-Equity Exchange.”

We will bear certain of the costs associated with this offering in accordance with the stockholder and registration rights agreement between us and Ziff Davis and the underwriting agreement. We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses will be approximately $        . The selling stockholder will bear the underwriting discounts and commissions and transfer taxes relating to this offering. We have agreed to reimburse the underwriter for the FINRA-related fees and expenses of the underwriter’s legal counsel in an amount up to $25,000.

This prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, or publicly disclose the intention to undertake any of the foregoing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement, other than the shares of common stock offered hereby.

The restrictions described above do not apply to (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of the underwriting agreement and described herein; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of Stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the settlement date of this offering and described herein, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described herein or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; or (iv) the issuance of up to 5% of the outstanding shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock issued in connection with future business combinations, acquisitions, joint ventures, commercial relationships or other strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriter and/or the filing with the SEC of a registration statement relating to such transactions, subject to specified conditions.

Ziff Davis and our directors and executive officers have entered into lock-up agreements and agreed that they will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.01 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing, in each case, without the prior written consent Citigroup for a period of 30 days after the date of this prospectus supplement.

Notwithstanding the above, the lock-up agreements applicable to Ziff Davis and our directors and officers will not apply to transfers (i) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes, (ii) by will, other testamentary document or intestate succession, (iii) to any immediate family member or other dependent of the undersigned (for purposes of the lock-up agreements, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iv) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (v) to any corporation partnership, limited liability company or other entity of which the signatories to the lock-up agreements or the immediate family of such persons are, directly or indirectly, the legal and beneficial owner of all of the outstanding equity securities or similar interests, (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above, (vii) if any signatory to the lock-up agreements is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such signatory, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such signatory or affiliates of such signatory (including, for the avoidance of doubt, where such signatory is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members, partners, shareholders or other equityholders of the signatories to the lock-up agreements, (viii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or order of a regulatory agency, or to comply with any regulations related to the ownership by the signatories to the lock-up agreements of the Lock-Up Securities of such signatories, (ix) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee, (x) as part of a sale of the Lock-Up Securities of the signatories to the lock-up agreements acquired in open market transactions after the closing date of this offering, (xi) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreements, and provided further that any such restricted stock units, options, warrants or rights are held by signatories to the lock-up agreements pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the registration statement on Form S-1 that we filed with the SEC and this prospectus supplement, (xii) in the case of Ziff Davis, any shares to be sold under the underwriting agreement or the debt for equity exchange agreement, (xiii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of the Company’s capital stock involving a change of control of the Company (provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the subject Lock-Up Securities shall remain subject to the provisions of the lock-up agreements), (xiv) pursuant to the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act, so long as any sales pursuant to such contract, instruction or plan occur after a period of 30 days after the date of this prospectus supplement, or (xv) with the prior written consent of Citigroup in each case, subject to certain conditions.

We and Ziff Davis have agreed to indemnify the underwriter against certain liabilities and have agreed to provide contribution with respect to certain payments the underwriter may be required to make in respect thereof, including liabilities under the Securities Act.

Our common stock is listed on Nasdaq under the symbol “CCSI.”

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

Conflicts of Interest and Relationships

Because the debt-for-equity exchange party will receive 5% or more of the net proceeds of this offering as the selling stockholder, the debt-for-equity exchange party is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, Citigroup will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds.”

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have provided in the past to us, Ziff Davis and our and their respective affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us, Ziff Davis and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time and in the ordinary course of their various business activities, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our and/or Ziff Davis’s debt or equity securities or loans (or related derivate securities), and may do so in the future.

The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Debt-for-Equity Exchange

Ziff Davis and the debt-for-equity exchange party expect to enter into a debt-for-equity exchange agreement following the date of this prospectus supplement. Under the debt-for-equity exchange agreement, Ziff Davis expects to exchange the shares of common stock to be sold in this offering for certain existing indebtedness of Ziff Davis held by the debt-for-equity exchange party. The debt-for-equity exchange party will then sell such shares of our common stock to the underwriter for cash and the underwriter will sell the shares of our common stock in this offering to the public.

The indebtedness of Ziff Davis that is held by the debt-for-equity exchange party and available for the debt-for-equity exchange consists of certain term loans of Ziff Davis in the aggregate principal amount of $         million. The amount of indebtedness of Ziff Davis held by the debt-for-equity exchange party is expected to be sufficient to acquire from Ziff Davis all of the shares of common stock to be sold in this offering. The pricing with respect to the debt-for-equity exchange will (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component. The debt-for-equity exchange party will acquire and sell the shares as principal for its own account, rather than on Ziff Davis’s behalf. Under the debt-for-equity exchange agreement described above, the debt-for-equity exchange party will become the owner of our shares of common stock that the debt-for-equity exchange party acquires in the debt-for-equity exchange prior to the settlement date of this offering and the Ziff Davis indebtedness exchanged in such debt-for-equity exchange will be retired. The debt-for-equity exchange party, and neither we nor Ziff Davis, will receive the net proceeds from the sale of the shares in this offering. We do not guarantee or have any other obligations in respect of the Ziff Davis indebtedness.

Under U.S. federal securities laws, the debt-for-equity exchange party will be deemed to be an underwriter with respect to any shares of common stock that it acquires in the debt-for-equity exchange and sells in this offering. Ziff Davis may be deemed to be a selling stockholder solely for U.S. federal securities law purposes with respect to any shares of common stock that the debt-for-equity exchange party acquires from Ziff Davis in the debt-for-equity exchange and sells in this offering.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in Monaco

The shares of common stock may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus supplement may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus supplement to potential investors.

Notice to Prospective Investors in Australia

This prospectus supplement:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of sale of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in New Zealand

This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The shares of common stock may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:

•	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;

•	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;

•	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

•	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or

•	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

The underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriter has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of common stock, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in China

This prospectus supplement will not be circulated or distributed in the PRC and the shares of common stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in Korea

The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.

Notice to Prospective Investors in Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to Prospective Investors in Qatar

The shares of common stock described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Bermuda

Shares of common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in the British Virgin Islands

The shares of common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares of common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in Bahamas

Shares of common stock may not be offered or sold in The Bahamas via a public offer. Shares of common stock may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”))is being made in connection with the issue of the shares of common stock in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a)

the offer, transfer, sale, renunciation or delivery is to:

(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii) the South African Public Investment Corporation;

(iii) persons or entities regulated by the Reserve Bank of South Africa;

(iv) authorised financial service providers under South African law;

(v) financial institutions recognised as such under South African law;

(vi) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii) any combination of the person in (i) to (vi); or

Section 96 (1) (b)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus supplement should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP. Ziff Davis is being represented in connection with any offering by Sullivan & Cromwell LLP. Certain legal matters will be passed upon for the underwriter by Cahill Gordon & Reindel LLP.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all the information set forth in the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement or the documents incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Information contained on or connected to any website referenced in this prospectus supplement is not incorporated into this prospectus supplement or the registration statement of which this prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Consensus is required to file periodic reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These periodic reports, proxy statements and other information will be available at the website of the SEC referred to above and on the investor relations portion of our website at https://investor.consensus.com. You may request a copy of any of our filings with the SEC at no cost by writing or telephoning us at the following address:

Consensus Cloud Solutions, Inc.

Attention: Legal

700 S. Flower Street, 15th Floor

Los Angeles, California 90017

(323) 860-9200

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information we have filed with the SEC. This means that we disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this offering memorandum and you should not consider that information a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 15, 2022;

•	the portions of our Proxy Statement on Schedule 14A, filed with the SEC on May 2, 2022 that are incorporated by reference into our 2021 Annual Report on Form 10-K;

•

our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 16, 2022 and our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2022, filed with the SEC on August 9, 2022; and

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2022, March 2, 2022 (only as to information filed under Item 5.02 of Form 8-K) and June 21, 2022.

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. You should read this prospectus supplement and the accompanying prospectus, together with any other applicable prospectus supplement (including the prospectus supplement filed on September 14, 2022 attaching our Quarterly Report on Form 10-Q for the period ending June 30, 2022 and the Current Report on Form 8-K filed on June 21, 2022) and the information incorporated by reference before deciding to invest in shares of our common stock.

The reports and documents incorporated by reference into this prospectus are available to the public free of charge on the investor relations portion of our website located at https://investor.consensus.com.

We also hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address or telephone number:

Consensus Cloud Solutions, Inc.

Attention: Legal

700 S. Flower Street, 15th Floor

Los Angeles, California

(323) 860-9200

PROSPECTUS

Consensus Cloud Solutions, Inc.

Up to 3,960,607 Shares

Common Stock

The selling stockholder identified in this prospectus may offer, from time to time, up to 3,960,607 shares of our common stock, par value $0.01 per share (the “common stock”). We are registering such shares under the terms of a registration rights agreement between us and Ziff Davis, Inc. (the “selling stockholder”). We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “CCSI”. On June 9, 2022, the closing price of our common stock as reported on Nasdaq was $41.87 per share.

At the time the selling stockholder offers shares registered by this prospectus, we will provide a prospectus supplement, if required, that will contain specific information about the terms of the offering and that may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

The selling stockholder may offer the shares in amounts, at prices and on terms determined by market conditions at the time of the offering. The selling stockholder may sell shares through agents it selects or through underwriters and dealers it selects. The selling stockholder also may sell shares directly to investors. If the selling stockholder uses agents, underwriters or dealers to sell the shares, we will name them and describe their compensation in a prospectus supplement.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 4 and any risk factors described in any accompanying prospectus supplement, as well as the risk factors and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are each incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell, in one or more offerings, shares of our common stock.

At the time the selling stockholder offers shares of our common stock registered by this prospectus, if required, we will provide a prospectus supplement that will contain specific information about the terms of the offering and that may add to or update the information in this prospectus or incorporated by reference in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read this prospectus, the information incorporated by reference into this prospectus and any applicable prospectus supplement as well as any post-effective amendments to the registration statement of which this prospectus forms a part before you make any investment decision.

The rules of the SEC allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be part of this prospectus. See “Incorporation of Certain Information by Reference.” You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

We are responsible for the information incorporated by reference or contained in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we nor the selling stockholder has authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the SEC and we take no responsibility for any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, operating results or financial condition may have changed since such date.

Unless the context otherwise requires, references in this prospectus to “Consensus,” “the Company,” “we,” “us” and “our” refer to Consensus Cloud Solutions, Inc. and our subsidiaries.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information included or incorporated by reference into this prospectus includes industry data and forecasts that are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” included or incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

TRADEMARKS, TRADENAMES AND SERVICE MARKS

Consensus owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Consensus holds several internet domain names, including eFax®, SFax®, SRFax, MyFax®, and eFax Corporate™, among others. Each trademark, trade name or service mark of any other company included or incorporated by reference into this prospectus is, to our knowledge, owned by such other company.

ii

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should carefully read the entire prospectus and the documents incorporated by reference herein, including the sections titled “Risk Factors” in this prospectus and any documents incorporated by reference herein.

Overview

We are a provider of secure information delivery services with a scalable Software-as-a-Service (“SaaS”) platform. We serve more than one million customers of all sizes, from enterprises to individuals, across over 50 countries and multiple industry verticals including healthcare, financial services, law and education. Beginning as an online fax company over two decades ago, we have evolved into a leading global provider of enterprise secure communication solutions. Our communication and digital signature solutions enable our customers to securely and cooperatively access, exchange and use information across organizational, regional and national boundaries. Our mission is to democratize secure information interchange across technologies and industries, and solve the healthcare interoperability challenge. All of our revenue recurring in nature and is generated either via fixed subscription plans or usage-based contracts.

Over the past decade, Consensus has progressively shifted focus towards larger commercial customers (Corporate). As enterprise data communication shifted toward digitization and cloud-based solutions, Consensus entered industry verticals such as legal, compliance, insurance, and healthcare. Our Corporate business has grown from $148 million of revenue in 2020 to approximately $170 million of revenue in 2021, representing a 13.9% annual growth rate. We currently serve approximately 45,000 Corporate customers, generally small/medium businesses or large enterprises, to whom sales are made through direct interaction with a sales person and involve specific pricing, multiple line subscriptions, API connections and/or commercial grade security.

We currently serve over one million small office/home office (“SoHo”) online fax customers, generally consumers and SoHo users, who acquire a pre-defined subscription through an e-commerce website without direct interaction with a sales person. Our SoHo brands include jSign®, eFax®, MyFax®, Sfax®, Metrofax®, and SRfax®.

In 2020, we launched the Consensus Unite healthcare interoperability platform, a comprehensive workflow collaboration and data exchange solutions suite. Healthcare represents our largest industry vertical and has information, secure communication, management and interoperability needs. The sector is undergoing a large-scale digitization effort, with the objective to streamline workflows, increase efficiency for operators, and increase transparency for patients. We believe our leadership in digital fax and our deep experience in the healthcare industry positions Consensus well to help healthcare providers accomplish their broader digitization and interoperability objectives.

On October 7, 2021, Ziff Davis, Inc. (then known as J2 Global, Inc.) completed its previously announced plans to separate into two leading publicly traded companies: one addressing healthcare interoperability and comprising the Cloud Fax business, which is doing business as Consensus Cloud Solutions, Inc., and one that is continuing Ziff Davis’ strategy of building a leading internet platform focused on key verticals, including technology & gaming, shopping, health, cybersecurity and martech, which is doing business as Ziff Davis. We refer to the transactions that resulted in the separation of Consensus and Ziff Davis into two separate publicly traded companies as the “separation and distribution.”

Corporate Information

Consensus was incorporated in Delaware for the purpose of holding the Cloud Fax business, including the equity interests in J2 Cloud Services LLC, the legal entity holding the Cloud Fax business, in connection with the separation and the distribution. The address of our principal executive offices is 700 S. Flower Street, 15th Floor, Los Angeles, California 90017. Our telephone number is (323) 860-9200.

THE OFFERING

Common stock offered by the selling stockholder	Up to 3,960,607 shares of our common stock

Use of proceeds	All shares of our common stock sold pursuant to this prospectus will be offered and sold by the selling stockholder. We will not receive any proceeds from such sale. See “Use of Proceeds.”

Selling stockholder	Ziff Davis, Inc., or as otherwise indicated herein or in any prospectus supplement. See “Selling Stockholder.”

Plan of Distribution	The selling stockholder may offer the shares in amounts, at prices and on terms determined by market conditions at the time of the offering. The selling stockholder may sell shares through agents it selects or through underwriters and dealers it selects. The selling stockholder also may sell shares directly to investors. If the selling stockholder uses agents, underwriters or dealers to sell the shares, we will name them and describe their compensation in a prospectus supplement. See “Plan of Distribution.”

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” beginning on page 4 and any risk factors described in any accompanying prospectus supplement, as well as the risk factors and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 (the “First Quarter 2022 Form 10-Q”), which are each incorporated by reference into this prospectus.

Listing	Our common stock is listed on Nasdaq under the symbol “CCSI.”

Unless we indicate otherwise, all information in this prospectus is based on 20,015,370 shares of our common stock outstanding as of June 6, 2022, and excludes (i) 2,911,042 shares of common stock reserved for issuance under the Company’s 2021 Equity Incentive Plan and (ii) 974,079 shares of common stock available for purchase under the Company’s 2021 Employee Stock Purchase Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” sections of our 2021 Form 10-K and our First Quarter 2022 Form 10-Q filed with the SEC and incorporated by reference into this prospectus. In addition, the following risk factors present material risks and uncertainties associated with this offering. The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the “Risk Factors” sections of our 2021 Form 10-K and our First Quarter 2022 Form 10-Q and the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to the Offering

The trading market for our common stock has existed for only a short period following the distribution. The price and trading volume of our common stock has been and may continue to be volatile and the value of an investment in our common stock could decline.

Prior to the distribution, there was no public market for our common stock. An active trading market for our common stock commenced only recently following the distribution and may not be sustainable. The market price and trading volume of our common stock has fluctuated substantially and may continue to do so due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimated by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of comparable companies;

•	changes to the regulatory and legal environment in which we operate; and

•	domestic and worldwide economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could also adversely affect the trading price of our common stock.

The selling stockholder owns 3,960,607 shares of our common stock. We are registering such shares on a registration statement on Form S-1, of which this prospectus forms a part, under the terms of a registration rights agreement between us and the selling stockholder. The sale of such shares in one or more offerings or any other future sales may cause our stock price to decline.

Any sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, in connection with this offering or otherwise, may cause the market price of our common stock to decline. Upon completion of the offering, we will continue to have an aggregate of approximately 20,015,370 million shares of our common stock issued and outstanding. Shares will generally be freely tradeable without restriction or further registration under the Securities Act, except for shares owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act. Shares held by “affiliates” may be sold in the public market if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. Further, on October 8, 2021, we filed a registration statement on Form S-8 registering an aggregate of 5,000,000 shares of common stock underlying equity awards we have made and will make to our employees and certain other qualifying individuals, and the resale of those shares of common stock. If equity securities granted under our 2021 Equity Incentive Plan are sold or it is perceived that they will be sold in the public market, the trading price of our common stock could decline substantially. These sales also could impede our ability to raise future capital.

The selling stockholder owns 3,960,607 shares of our common stock. We are a party to a stockholder and registration rights agreement with Ziff Davis, pursuant to which we agreed, upon request of Ziff Davis, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of our common stock that it retains. We are filing the registration statement on Form S-1 of which this prospectus forms a part pursuant to a request from Ziff Davis to register all shares of our common stock held by Ziff Davis. Sales by Ziff Davis or others of a substantial number of shares after the distribution, or a perception that such sales could occur, could significantly reduce the market price of our common stock. See “Certain Relationships and Related Person Transactions — Agreements Between Us and Ziff Davis — Stockholder and Registration Rights Agreement” incorporated by reference from our proxy statement filed on May 2, 2022 (the “2022 proxy statement”) into our 2021 Form 10-K, which is incorporated by reference into this prospectus. Any disposition by Ziff Davis of our common stock in the public market in one or more offerings, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

We do not intend to pay dividends on our common stock.

We have no present intention to pay cash dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our existing and any future debt and other factors that our board of directors deems relevant.

Reduced reporting and disclosure requirements applicable to us as an emerging growth company could make our common stock less attractive to investors.

We are an emerging growth company ( “EGC”) and, for as long as we continue to be an EGC, we may choose to continue to take advantage of exemptions from various reporting requirements applicable to other public companies. Consequently, we are not required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and we are subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the dates such pronouncements are effective for public companies. We will cease to be an EGC upon the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act, (ii) the first fiscal year after our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in nonconvertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict whether investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock, and the price of our common stock may be more volatile.

We have identified a material weakness in our internal control over financial reporting, and if our remediation of such material weakness is not effective, or if we experience additional material weaknesses or otherwise fail to design and maintain effective internal control over financial reporting we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and are required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. As reported in our 2021 Form 10-K, we have identified a material weakness in our internal control over financial reporting related to our accounting for the separation and distribution. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis. We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the internal control deficiencies that led to our material weakness, that the material weakness will be remediated on a timely basis, or that additional material weaknesses will not be identified in the future. If the steps we take do not remediate the outstanding material weakness in a timely manner, there could continue to be a possibility that these control deficiencies or others could result in a material misstatement of our annual or interim consolidated financial statements. Further, our current internal control over financial reporting and any additional internal control over financial reporting that we develop may become inadequate because of changes in conditions in our business. We also cannot assure you that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to remediate this existing material weakness and document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting, if and when required.

Matters affecting our internal controls, including the material weakness describe above, may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, violations of applicable stock exchange listing rules, and litigation brought by our shareholders and others. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material and adverse effect on us by, for example, leading to a decline in our share price and impairing our ability to raise additional capital, and also could result in litigation brought by our shareholders and others.

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and of Delaware law, may prevent or delay an acquisition of Consensus, which could decrease the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions will, among other things:

•	permit our Board of Directors to issue one or more series of preferred stock with such powers, rights and preferences as the Board of Directors shall determine;

•

subject to a five-year sunset from the date of the distribution, provide for a classified Board of Directors, with each class serving a staggered three-year term, which could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	provide that, as long as our Board of Directors is classified, our directors can be removed for cause only;

•	prohibit stockholder action by written consent;

•	limit the ability of stockholders to call a special meeting of stockholders;

•	provide that vacancies on the Board of Directors could be filled only by a majority vote of directors then in office, even if less than a quorum, or by a sole remaining director; and

•	establish advance notice requirements for stockholder proposals and nominations of candidates for election as directors.

These provisions may prevent or discourage attempts to remove and replace incumbent directors. In addition, these limitations may adversely affect the prevailing market price and market for our common stock if they are viewed as limiting the liquidity of our stock or discouraging takeover attempts in the future.

Because we have not chosen to be exempt from Section 203 of the Delaware General Corporation Law (“DGCL”), this provision could also delay or prevent a change of control that stockholders may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or their affiliates becomes the holder of more than 15% of the corporation’s outstanding voting stock.

In addition, an acquisition or further issuance of our common stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to Ziff Davis. Under the tax matters agreement, we would be required to indemnify Ziff Davis for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

Our amended and restated bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and the United States federal district courts as the exclusive forum for claims under the Securities Act, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Consensus, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Consensus to Consensus or its stockholders, (c) any action asserting a claim against Consensus or any current or former director, officer or other employee of Consensus arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against Consensus or any current or former director, officer or other employee of Consensus governed by the internal affairs doctrine shall, in each case to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, a the federal district court for the District of Delaware. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules or regulations thereunder. Our exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These exclusive provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. It is possible that a court could find these exclusive forum provisions inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, and we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We currently have five research analysts covering our common stock. If one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, the documents incorporated by reference into this prospectus, and other written or oral statements that we make from time to time contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. You should read this prospectus, and any accompanying prospectus supplement, as well as our 2021 Form 10-K and our First Quarter 2022 Form 10-Q, which are each incorporated by reference herein, completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein are qualified by these cautionary statements. In particular, information included in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference into this prospectus under headings such as “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Any forward-looking statement speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference into this prospectus under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some factors that could cause actual results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, our ability and intention to:

•

Sustain growth or profitability, particularly in light of an uncertain U.S. or worldwide economy and the related impact on customer acquisition and retention rates, customer usage levels and credit and debit card payment declines;

•	Maintain and increase our customer base and average revenue per user;

•

Generate sufficient cash flow to make interest and debt payments and reinvest in our business, and pursue desired activities and businesses plans while satisfying restrictive covenants relating to debt obligations;

•	Acquire businesses on acceptable terms and successfully integrate and realize anticipated synergies from such acquisitions;

•

Continue to expand our Cloud Fax business and operations internationally in the wake of numerous risks, including adverse currency fluctuations, difficulty in staffing and managing international operations, higher operating costs as a percentage of revenues or the implementation of adverse regulations;

•

Maintain our financial position, operating results and cash flows in the event that we incur new or unanticipated costs or tax liabilities, including those relating to federal and state income tax and indirect taxes, such as sales, value-added and telecommunication taxes;

•	Accurately estimate the assumptions underlying our effective worldwide tax rate;

•

Manage certain risks inherent to our business, such as costs associated with fraudulent activity, system failure or network security breach; effectively maintain and manage our billing systems; allocate time and resources required to manage our legal proceedings; or adhere to our internal controls and procedures;

•	Compete with other similar providers with regard to price, service and functionality;

•	Cost-effectively procure, retain and deploy large quantities of fax numbers in desired locations in the United States and abroad;

•	Achieve business and financial objectives in light of burdensome domestic and international telecommunications, Internet or other regulations including data privacy, security and retention;

•	Successfully manage our growth, including but not limited to our operational and personnel-related resources, and integration of newly acquired businesses;

•	Successfully adapt to technological changes and diversify services and related revenues at acceptable levels of financial return;

•

Successfully develop and protect our intellectual property, both domestically and internationally, including our brands, patents, trademarks and domain names, and avoid infringing upon the proprietary rights of others; and

•	Recruit and retain key personnel.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder or its permitted transferees. We will receive no proceeds from the sale of shares of common stock by Ziff Davis in this offering because those shares will be sold for the account of the selling stockholder or its permitted transferees.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY

Market Price of Our Common Stock

Our common stock is listed on Nasdaq under the symbol “CCSI.”

On June 9, 2022, the closing price of our common stock was $41.87. As of June 6, 2022, there were 20,015,370 shares of our common stock outstanding, held of record by 178 holders.

Dividend Policy

We have never declared nor paid any cash dividends on our capital stock. We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. We have no present intention to pay cash dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our existing and any future debt and other factors that our board of directors deems relevant.

SELLING STOCKHOLDER

The selling stockholder under this prospectus is Ziff Davis, Inc. (“Ziff Davis”). Ziff Davis, has, to our knowledge, sole investment power with respect to such securities. Pursuant to a Stockholder and Registration Rights Agreement by and between us and Ziff Davis, Ziff Davis granted us a proxy to vote the shares of our common stock owned by Ziff Davis in proportion to the votes cast by our other stockholders. As a result, Ziff Davis does not exercise voting power over any of the shares of our common stock that it beneficially owns.

We understand that Ziff Davis may dispose of any or all of our common stock that it retained after the separation and distribution through one or more subsequent exchanges for debt in accordance with the terms of the IRS private letter ruling received by Ziff Davis in connection with the separation and distribution. Under such an exchange, the debt exchange parties, as principals for their own accounts, would exchange debt obligations of the selling stockholder held by the debt exchange parties for shares of our common stock held by the selling stockholder. Under U.S. federal securities laws, the debt exchange parties would be deemed to be the selling stockholders and underwriters with respect to any shares of our common stock that they acquire in connection with a debt-for-equity exchange and sell in an offering in connection therewith. In the event that the debt exchange parties offer shares of our common stock for sale in connection with a debt-for-equity exchange, Ziff Davis may also be deemed a selling stockholder in such an offering solely for U.S. federal securities laws purposes.

As of June 6, 2022, 20,015,370 shares of our common stock are issued and outstanding.

The information concerning the beneficial ownership of shares of common stock by the selling stockholder included in this prospectus has been obtained from the selling stockholder. The shares held by the selling stockholder reflected in the table below may be sold by the selling stockholder from time to time in one or more offerings described in this prospectus and any applicable prospectus supplement. The selling stockholder may sell all, some or none of the shares of common stock beneficially owned by it, and therefore we cannot estimate either the number or the percentage of ordinary shares that will be beneficially owned by the selling stockholder following any offering or sale hereunder.

Name of Beneficial Owner	Number of Shares of our Common Stock Beneficially Owned	Percentage of our Common Stock Outstanding
Ziff Davis, Inc.	3,960,607	19.8%

The address of Ziff Davis, Inc. is 114 5th Avenue, New York, New York 10011. For information regarding certain material relationships between the selling stockholder and the Company, see “Certain Relationships and Related Person Transactions” incorporated by reference from our 2022 proxy statement into our 2022 Form 10-K incorporated by reference into this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock contained in our amended and restated certificate of incorporation and amended and restated bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation or our bylaws. The summary is qualified in its entirety by reference to such documents, which you must read (along with the applicable provisions of Delaware law) for complete information on our capital stock. Our certificate of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors may establish the rights and preferences of the preferred stock from time to time. As of June 6, 2022, we had 20,015,370 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the holders of our common stock, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the cash dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Consensus, holders of our common stock are entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our Board of Directors is authorized, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to issue preferred stock in one or more series without further action by the holders of its common stock. Our Board of Directors have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Certain provisions of the tax matters agreement between us and Ziff Davis, which are intended to preserve the intended tax treatment of the separation and certain related transactions, may prevent certain issuances of our stock for a period of time following the completion of the distribution. See “Certain Relationships and Related Person Transactions – Tax Matters Agreement” incorporated by reference from our 2022 proxy statement into our 2021 Form 10-K, which is incorporated by reference into this prospectus.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions in our proposed amended and restated certificate of incorporation and our proposed amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

Classified Board. Our amended and restated certificate of incorporation provides that, until the annual stockholder meeting in 2026, our Board of Directors will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following the distribution, which is scheduled for June 15, 2022, and will be up for re-election at that meeting for a three-year term to expire at the 2025 annual meeting of stockholders; the directors designated as Class II directors have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2023, and will be up for re-election at that meeting for a three-year term to expire at the 2026 annual meeting of stockholders; and the directors designated as Class III directors have terms expiring at the following year’s annual meeting of stockholders which we expect to hold in 2024, and will be up for re-election at that meeting for a two-year term to expire at the 2026 annual meeting of stockholders. Commencing with the 2023 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the 2026 annual meeting. Beginning at the 2026 annual meeting, all of our directors will stand for election each year for annual terms, and our Board will thereafter no longer be divided into three classes. Before our Board of Directors is declassified, it would take at least two years after the completion of the distribution for any individual or group to gain control of our Board of Directors. Accordingly, while the Board of Directors is divided into classes, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control us.

Removal and Vacancies. Our amended and restated certificate of incorporation provides that (i) prior to our Board of Directors being declassified as discussed above, our stockholders may remove directors only for cause and (ii) after our Board of Directors has been fully declassified, our stockholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least a majority of our outstanding shares entitled to vote on such removal. Vacancies occurring on the Board of Directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, shall be filled solely by a majority of the remaining members of the Board of Directors or by a sole remaining director.

Blank Check Preferred Stock. Our amended and restated certificate of incorporation authorizes our Board to designate and issue, without any further vote or action by the stockholders, up to 5,000,000 shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

Stockholder Ability to Call Special Meetings of Stockholders. Our amended and restated bylaws provides that the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the Chief Executive Officer or the Board of Directors is able to call a special meeting of stockholders, and also provides that a special meeting of stockholders may also be called by our Corporate Secretary upon the written request of stockholders who together own of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting. Such request must be in proper written form, setting forth certain information, as required by our amended and restated bylaws, and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws requires stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. A stockholder’s notice to our Corporate Secretary must be in proper written form and must set forth certain information, as required under our amended and restated bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to the Board of Directors.

Exclusive Forum. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Consensus, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Consensus to Consensus or its stockholders, (c) any action asserting a claim against Consensus or any current or former director, officer or other employee of Consensus arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against Consensus or any current or former director, officer or other employee of Consensus governed by the internal affairs doctrine shall, in each case to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, a the federal district court for the District of Delaware. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules or regulations thereunder. Our exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find our exclusive forum provision to be inapplicable or unenforceable. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Business Combinations with Interested Stockholder. We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Our amended and restated bylaws generally provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that under Delaware law, we may not eliminate the personal liability of a director for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit; or improper distributions to stockholders.

Listing

Our shares of common stock are listed on the Nasdaq under the symbol “CCSI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

The selling stockholder identified in this prospectus may offer, from time to time, up to an aggregate of 3,960,607 shares of our common stock. We are registering such shares under the terms of a stockholder and registration rights agreement between us and Ziff Davis. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. We are not selling any shares of our common stock under this prospectus.

The selling stockholder and its successors, including its transferees, may sell all or a portion of the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The shares of our common stock may be sold in one or more transactions on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, including, Nasdaq in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	a debt-for-equity exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(a)(1) of the Securities Act may be sold under such rules rather than pursuant to this prospectus or a prospectus supplement, subject to any restriction on transfer contained in the stockholder and registration rights agreement between us and Ziff Davis.

If the selling stockholder uses an underwriter or underwriters for any offering, we will name them, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus supplement, the selling stockholder will agree in an underwriting agreement to sell to the underwriters, and the underwriters will agree to purchase from the selling stockholder, the number of shares of our common stock set forth in such prospectus supplement. Any such underwriters may offer the shares of our common stock from time to time for sale in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The underwriters may also propose initially to offer the shares of our common stock to the public at a fixed public offering price set forth on the cover page of the applicable prospectus supplement. The underwriters may be granted an option, exercisable for 30 days after the date of the applicable prospectus supplement, to purchase additional shares from the selling stockholder. In connection with an underwritten offering, we, our directors and officers, and/or other holders of our common stock may agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock for a period of time after such offering. We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

In connection with an underwritten offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A covered short position is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. Naked short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the consummation of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

If the selling stockholder disposes of the shares of our common stock through a debt-for-equity exchange, it is expected that the selling stockholder and the debt exchange parties will enter into an exchange agreement. Under the exchange agreement, subject to certain conditions, the debt exchange parties, as principals for their own accounts, will exchange debt obligations of the selling stockholder held by the debt exchange parties for shares of our common stock held by the selling stockholder. The amount of indebtedness of the selling stockholder held by the debt exchange parties is expected to be sufficient to acquire all of the shares of our common stock to be sold. Under U.S. federal securities laws, the debt exchange parties will be deemed to be the selling stockholders and underwriters with respect to any shares of common stock that they acquire in connection with a debt-for-equity exchange and sell in an offering in connection therewith. In the event that the selling stockholders are offering shares for sale in connection with a debt-for-equity exchange, Ziff Davis may also be deemed a selling stockholder in such offering solely for U.S. federal securities laws purposes. References to the “selling stockholder” shall also be deemed to apply to the debt exchange parties in the event of a debt-for-equity exchange, as described herein.

The selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The selling stockholder may also sell short the shares and deliver common stock to close out short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus and the applicable prospectus supplement, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus and the applicable prospectus supplement. The selling stockholder also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and the applicable prospectus supplement.

The aggregate proceeds to the selling stockholder from the sale of the shares of our common stock will be the purchase price of the shares less discounts and commissions, if any.

In offering the shares of our common stock covered by this prospectus and the applicable prospectus supplement, the selling stockholder and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Any selling stockholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares of our common stock pursuant to this prospectus and the applicable prospectus supplement and to the activities of the selling stockholder. In addition, we will make copies of this prospectus and the applicable prospectus supplement available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

There can be no assurance that the selling stockholder will sell any or all of the common stock registered pursuant to the registration statement of which this prospectus forms a part.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling stockholder, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholder and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and certain fees) in connection with the registration and sale of the shares of our common stock covered by this prospectus and the applicable prospectus supplement. Agents and underwriters may be entitled to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters and their respective affiliates may engage in transactions with, or perform services for us in the ordinary course of business for which they may receive customary fees and reimbursement of expenses.

The estimated offering expenses payable by us, in addition to any underwriting discounts and certain fees that will be paid by the selling stockholder, will be described in the applicable prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock offered by this prospectus, but does not purport to be a complete analysis of all potential U.S. federal income tax effects.

The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the “IRS”, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that acquire our common stock in this offering and hold it as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our common stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental entities;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•

persons that at any time own (or are deemed to own) or have (or are deemed to have) owned more than five percent (by vote or value) of our common stock (except to the extent specifically set forth below); and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL (INCLUDING ESTATE OR GIFT TAXES) TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

Any distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes and generally any portion of a distribution that exceeds our current and accumulated earnings and profits, will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock (determined separately with respect to each share of our common stock), but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).    A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and the availability of a refund on any excess U.S. federal tax withheld.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, unless an applicable income tax treaty provides otherwise, the

Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a suitable successor or substitute form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Unless an applicable income tax treaty provides otherwise, any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

The foregoing discussion is subject to the discussion below under “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts.”

Sale or Other Taxable Disposition

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, however, as long as our common stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of our common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock so disposed.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI or other applicable IRS form, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through a non-U.S. office of a U.S. broker or a non-U.S. broker with specified connections to the United States generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker without specified connections to the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the rules and regulations promulgated thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), regardless of whether such recipient is acting as an intermediary or a beneficial owner, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP. Ziff Davis is being represented in connection with any offering by Sullivan & Cromwell LLP. Certain legal matters in connection with any underwritten offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional information and exhibits. We file annual, quarterly and special reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our SEC filings are also available to the public free of charge on the investor relations portion of our website located at https://investor.consensus.com. Information on our website is not incorporated by reference herein and is not otherwise intended to be part of this prospectus.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we have filed with the SEC. This means that we disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this offering memorandum and you should not consider that information a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 15, 2022;

•	the portions of our Proxy Statement on Schedule 14A, filed with the SEC on May 2, 2022 that are incorporated by reference into our 2021 Annual Report on Form 10-K;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 16, 2022; and

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2022 and March 2, 2022 (only as to information filed under Item 5.02 of Form 8-K).

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

The reports and documents incorporated by reference into this prospectus are available to the public free of charge on the investor relations portion of our website located at https://investor.consensus.com.

We also hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address or telephone number:

Consensus Cloud Solutions, Inc.

Attention: Legal

700 S. Flower Street, 15th Floor

Los Angeles, California

(323) 860-9200

500,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

Book-Running Manager

Citigroup

                    , 2022